UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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ESCALADE, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ESCALADE, INCORPORATED

Notice of Annual Stockholders’ Meeting

May 8, 2024

8:00 a.m. Central Daylight Savings Time

Dear Stockholder:

You are cordially invited to attend our 2024 Annual Stockholders’ Meeting, which will be held at 8:00 a.m. Central Daylight Savings Time on Wednesday, May 8, 2024 at the principal executive offices of Escalade, Incorporated located at 817 Maxwell Avenue, Evansville, Indiana 47711.

We are holding the annual meeting for the following purposes:

1.	To elect to the Board five (5) directors as set forth herein;

2.	To ratify the appointment of FORVIS, LLP as our independent registered public accounting firm for 2024;

3.	To approve, by non-binding vote, the compensation of the Company’s named executive officers; and

4.	To transact such other business that may properly come before the meeting or any adjournment thereof.

These items are fully described in the Proxy Statement, which is part of this notice. The proxy materials will be mailed to stockholders on or about April 1, 2024. We have not received notice of other matters that may be properly presented at the annual meeting.

To ensure that your vote is promptly recorded, please vote as soon as possible, even if you plan to attend the meeting in person. Please sign, mark and return the Proxy Card enclosed with this Notice at your earliest convenience.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON WEDNESDAY, MAY 8, 2024.

The Company’s Notice of Annual Stockholders’ Meeting, Proxy Statement for the 2024 Annual Stockholders’ Meeting and Annual Report on Form 10-K is available at www.escaladeinc.com.

By order of the Board of Directors

Stephen R. Wawrin

VP Finance, CFO & Secretary

Evansville, Indiana	April 1, 2024

PROXY STATEMENT

The Board of Directors of Escalade, Incorporated (hereinafter referred to as "Escalade" or the "Company"), headquartered at 817 Maxwell Avenue, Evansville, Indiana 47711 Ph: (812) 467-1358, is soliciting proxies, the form of which is enclosed, for the Annual Meeting of Stockholders to be held on Wednesday, May 8, 2024 at 8:00 a.m. Central Daylight Savings Time. Each of the 13,754,851 shares of common stock outstanding on February 28, 2024 are entitled to one vote on all matters acted upon at the meeting and only stockholders of record on the books of the Company at the close of business on February 28, 2024 will be entitled to vote at the meeting, either in person or by proxy.

The shares represented by all properly executed proxies received by the Company will be voted as designated and each not designated will be voted affirmatively “For” the election of directors and Items 2 and 3. Unless discretionary authority is withheld, all other matters coming before the meeting will be voted according to the best judgment of the proxies. Any proxy given by a stockholder of record may be revoked at any time before it is voted, by written notice to the Company’s Secretary, by execution of a later dated proxy, or by a personal vote at the Annual Meeting. This Proxy Statement is being mailed to stockholders on or about April 1, 2024.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but may also be solicited by directors, officers, and other regular employees of the Company, who will receive no compensation in addition to their regular salaries. Bankers and others who hold stock in trust will be asked to send proxy materials to the beneficial owners of the stock, and the Company may reimburse them for their expenses.

The holders of a majority of the Company’s outstanding common stock must be present or represented by proxy at the Annual Meeting to constitute a quorum. The five (5) nominees receiving the greatest number of votes cast at the Annual Meeting upon the presence of a quorum will be elected as directors. A properly executed proxy marked “Withhold Authority to Vote” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting. The persons named as proxies in the enclosed proxy will vote for the election of the nominees named below unless authority to vote is withheld. For each other item presented at the Annual Meeting, the affirmative vote of the holders of a majority of the Company’s shares present or represented by proxy at the Annual Meeting and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will be counted for purposes of determining whether there is a quorum present at the Annual Meeting and will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will be counted in determining whether there is a quorum, but will not be counted as present for purposes of voting on such matters and will have no effect on the outcome.

The Annual Report of the Company for its fiscal year 2023 is being mailed to you with this Proxy Statement, but such Annual Report, which includes the Company’s Form 10-K for the Company’s 2023 fiscal year and related financial statements, are not a part of this Proxy Statement.

CERTAIN BENEFICIAL OWNERS

Under Rule 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following table sets forth certain information as of February 28, 2024 regarding beneficial ownership of the Company's common stock by its directors, nominees for director, current executive officers, named executive officers (as defined under “Compensation Philosophy”), and by each person or group of affiliated persons known by us to own beneficially more than 5% of our outstanding common stock. The percentage of beneficial ownership is based on 13,754,851 shares outstanding on February 28, 2024. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Exchange Act.

Name and Address Of Beneficial Owner (1)	Number of Common Shares Beneficially Owned		Percentage Of Class

Walter P. Glazer, Jr. Chairman of the Board & Chief Executive Officer & President	437,080	(2)	3.17%	(2)

Stephen R. Wawrin Vice-President Finance & Chief Financial Officer	39,309	(3)	0.29%	(3)

Patrick J. Griffin Director & Vice-President Corporate Development & Investor Relations	1,880,834	(4)	13.67%	(4)

Edward E. Williams Director	440,139	(5)	3.20%	(5)

Richard F. Baalmann, Jr. Director	107,744	(6)	0.78%	(6)

Katherine F. Franklin Director	23,130	(7)	0.17%	(7)

Anita Sehgal Director	7,029	(8)	0.05%	(8)

All Directors and Executive Officers as a Group (7 Individuals)	2,935,265		21.23%

Other 5% Stockholders

Robert E. Griffin	2,241,701	(9)	16.30%	(9)

The Guagenti Family Limited Partnership and Charmenz Guagenti 2641 N. Cullen Avenue Evansville, Indiana 47715	1,007,843	(10)	7.33%	(10)

(1)	Except as otherwise noted, the address of each beneficial owner listed in the table is c/o Escalade, Incorporated, at 817 Maxwell Avenue, Evansville, Indiana 47711.
(2)

Includes 375,810 shares held by Mr. Glazer directly and 8,500 shares owned by Mr. Glazer’s spouse. Included in Mr. Glazer’s total are 52,770 restricted stock units that vested in full on or before March 4, 2024. Mr. Glazer also has 98,591 restricted stock units that have not vested and are not included in this total.

(3)	Includes 6,309 restricted stock units that vested in full on or before March 4, 2024. Mr. Wawrin also has 8,054 restricted stock units that have not vested and are not included in this total.
(4)

Includes 1,326,736 shares held by a Family Limited Partnership, also reported in the ownership of Robert Griffin, and 2,000 shares held by Patrick Griffin’s adult son. Also included in Patrick Griffin’s total are 4,549 restricted stock units that vested in full on or before March 4, 2024. Patrick Griffin also has 5,367 restricted stock units that have not vested and are not included in this total.

(5)

Includes 289,487 shares owned by KPW Family Limited Partnership, of which Mr. Williams is one of three partners. Mr. Williams disclaims beneficial ownership of these shares. Included in Mr. Williams’s total are 2,500 restricted stock units that vested in full on or before March 4, 2024. Mr. Williams also has 5,300 restricted stock units that have not vested and are not included in this total.

(6)

Included in Mr. Baalmann’s total are 2,500 restricted stock units that vested in full on or before March 4, 2024. Mr. Baalmann also has 5,300 restricted stock units that have not vested and are not included in this total.

(7)

Included in Ms. Franklin’s total are 2,500 restricted stock units that vested in full on or before March 4, 2024. Ms. Franklin also has 5,300 restricted stock units that have not vested and are not included in this total.

(8)

Included in Ms. Sehgal’s total are 2,500 restricted stock units that vest in full on April 28, 2024. Ms. Sehgal also has 5,300 restricted stock units that have not vested and are not included in this total.

(9)

Includes 614,965 shares held by Robert Griffin directly, 1,326,736 shares held by a Family Limited Partnership and 300,000 shares owned by Robert Griffin’s spouse. The shares in the Family Limited Partnership are also reported in the ownership of Patrick Griffin.

(10)

Includes 29,287 shares owned by Mrs. Guagenti directly, in her directed IRA, or as Trustee or as beneficiary. The Guagenti Family Limited Partnership owns 978,556 shares. Charmenz Guagenti owns 372,830 of those shares by virtue of her partnership interests therein and she is a managing member of the partnership.

ITEM NO. 1

ELECTION OF DIRECTORS

The Board of Directors currently has six members. On March 6, 2024, current director, Anita Sehgal, informed the Board that she has decided not to stand for reelection at the 2024 Annual Meeting. Accordingly, her term as a director will end upon the election of directors at the 2024 Annual Meeting. In light of Ms. Sehgal not continuing as a director, the Board has voted to reduce the size of the Board to five members as permitted by the Company’s Bylaws effective as of the 2024 Annual Meeting. The nominees presented for election include current directors, Richard Baalmann, Jr., Katherine F. Franklin, Walter P. Glazer, Jr., Patrick J. Griffin and Edward E. Williams. Each individual elected as a director at the 2024 Annual Meeting will serve a one year term, expiring at the 2025 Annual Meeting or until their successors are elected and qualified. The Board of Directors unanimously recommends that Messrs. Baalmann, Glazer, Griffin, and Williams and Ms. Franklin be elected as directors.

Director candidates are nominated by the independent members of the Board of Directors who serve on the Nominating and Corporate Governance Committee. In making nominations, the Nominating and Corporate Governance Committee obtains input from all members of the Board. As reflected in the Nominating and Corporate Governance Committee’s charter, the Board has determined that a potential candidate to be nominated to serve as a director should have the following primary attributes: high achievement expectations with regard to increasing stockholder value; uncompromising position on maintaining ethics; conservative attitude towards financial accounting and disclosure; and should be a stockholder of the Company to bring the perspective of a stockholder to the Board. The Board believes that the composition of the Board as a whole should reflect broad and diversified business experience with significant financial expertise and knowledge of the Company’s culture. In addition, Board composition should include members with significant understanding of consumer product sales, marketing, e-commerce, operational and manufacturing experience, public company and/or C-Suite knowledge, investment banking, accounting and finance, legal, compliance and risk management acumen.

The Board further believes that gender, age, race, and ethnic diversity can enhance the overall perspectives of the Board and of management and can provide additional insights into the needs and desires of our shareholders and customers. Personal attributes, including personality, interest, values and alignment with the Company’s culture, also are important considerations in establishing a dynamic board of directors who can effectively provide strategic oversight and successful execution of the Company’s objectives.

In designing and evaluating the composition of the Board when adding or replacing directors, the Board and the Nominating and Corporate Governance Committee consider all of these diverse factors and seek to fill gaps in the mix of priorities, insights and competencies necessary to construct a high quality, effective board of directors. In 2020, the Board adopted a board diversity policy which provides that the initial list of candidates from which new management-supported director nominees are chosen by the Board and/or the Nominating and Corporate Governance Committee shall include, but need not be limited to, qualified women and minority candidates. The policy also provides that the Board and/or the Nominating and Corporate Governance Committee will request any third party search firm engaged to assist in preparing such an initial list of potential director nominees to likewise include such candidates.

In conjunction with determining the director nominees for election at the 2024 Annual Meeting, neither the Board nor the Nominating and Corporate Governance Committee deemed it necessary to engage a third party search firm to assist in identifying suitable candidates. No fees were paid to any such search firm in connection with the nominees for directors named in this Proxy Statement. Although the Board and the Nominating and Corporate Governance Committee currently believe that the existing Board members and executive management of the Company have various networks of business contacts from which potential candidates can be identified, the Nominating and Corporate Governance Committee intends to explore additional ways to identify diverse candidates in the future if necessary, including the possible engagement of a third party search firm. Upon the Nominating and Corporate Governance Committee narrowing the pool of prospective qualified candidates to fill any openings or new positions on the Board, as many members of the Board as feasible will meet with such candidates to explore the ways in which such candidates can add value to the Board, to the Company, and to the Company’s shareholders and customers. The Board as a whole subsequently will evaluate the candidates using the criteria and principles outlined above. The Nominating and Corporate Governance Committee then will make the final determination of whether or not to nominate a candidate.

Under the Company’s Bylaws, director nominations may be brought at an annual meeting of stockholders only by or at the direction of the Board of Directors or by a stockholder entitled to vote who has submitted a nomination in accordance with the requirements of the Company’s Bylaws as in effect from time to time. To be timely under the Bylaws as now in effect, a stockholder notice must be delivered to the Company’s Secretary at the principal executive offices in Evansville, Indiana not less than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Under this provision, nominations for this year’s Annual Meeting were due by February 10, 2024. The Company has received no nominations for this Annual Meeting.

Information with respect to each of the nominees, each of whom is a current director standing for re-election, is set forth as follows:

Richard F. Baalmann, Jr.

Nominee, Age 64, Director since 2006

Business Experience: President of Bramm Inc., and related companies which operate ACE Hardware stores in the St. Louis, Missouri area (since 1988).

Qualifications Relative to Service on the Company’s Board: Our Board concluded that Mr. Baalmann is qualified to serve as a board member because of his 30+ year career in retail marketing and his experience having served on the Board of Ace Hardware Corporation where he acted as Chairman of the Audit and Supply Committees. During 1999-2008, Mr. Baalmann also served on the Nominating and Corporate Governance, Executive and Compensation Committees for Ace Hardware Corporation, where he has gained experience in GAAP and SEC compliance compensation policies and company strategic planning. He is considered an audit committee financial expert under SEC rules. Mr. Baalmann serves on the Company’s Nominating and Corporate Governance Committee and also serves as Chairman of the Company’s Audit Committee.

Katherine F. Franklin

Nominee, Age 55, Director since 2020

Business Experience: Former CEO/Advisor of family entertainment start-up Hidden Pigeon Company (February 2023-January 2024). President, Franchise Development of Lightstorm Entertainment, Inc., a motion picture production company founded by Academy Award winners, director James Cameron and producer Jon Landau (June 2011-February 2023). Principal, Fox Franklin Consulting (2010-2011). Vice President, Global Studio Franchise Development, Disney Consumer Products (2006-2009). Various management roles with The Walt Disney Company (1998-2006). Project Manager/Associate Creative Director, The Jack Morton Company (1997).

Qualifications Relative to Service on the Company’s Board: Our Board concluded that Ms. Franklin is qualified to serve as a board member because of her extensive experience in strategic planning for brand and product development, in leading cross-platform marketing of merchandise, games, food, beverages, and other retail products, in establishing digital and social media presence targeted to family audiences, and developing licensing and other long-term relationships with business partners. Her roles with Lightstorm Entertainment included overseeing global brand strategy and management for the Avatar movie franchise. Ms. Franklin brings a wide range of leadership, marketing, public relations, and creative skills and insights to our Board. Ms. Franklin has an A.B. degree from Princeton University and a Master’s degree from Columbia University. Ms. Franklin serves on the Company’s Audit Committee and Compensation Committee and also serves as Chairman of the Company’s Nominating and Corporate Governance Committee.

Walter P. Glazer, Jr

Nominee, Age 65, Director since 2015

Business Experience: Chief Executive Officer and President (since January 2022). Interim Chief Executive Officer and President (February 2021 – December 2021). Founder and Chief Executive Officer of Speedball Art Products Company, a manufacturer and worldwide distributor of fine art materials (1997-2021). Senior Vice President, Equity Research Group at Wheat First Securities (1996-1997). Equity Securities Analyst and Director of Research, J.J.B. Hilliard, W.L. Lyons (1986-1995). Property/Casualty Underwriter and Marketing Representative, Crum & Forster (1981-1984).

Qualifications Relative to Service on the Company’s Board: Our Board concluded that Mr. Glazer is qualified to serve as a board member because of his background in securities analysis and his senior management experience in manufacturing, consumer products sales and marketing, strategic planning, and capital allocation. Mr. Glazer has an MBA from the Darden School of Business, University of Virginia, a BBA in Risk Management from the University of Georgia, and is a Chartered Financial Analyst. Mr. Glazer is considered an audit committee expert under SEC rules. He currently serves as Chairman of the Company’s Board of Directors.

Patrick J. Griffin

Nominee, Age 54, Director since 2009

Business Experience: Vice President, Corporate Development and Investor Relations for Escalade, Incorporated, since August 2012. Previously served as President of Martin Yale Group (2009-2012), Vice President Sales and Marketing, Martin Yale International (2007-2009) and successive product management roles at Escalade Sports (2002-2006). Director of Strategic Services for Edmondson/Quest (2000-2002). Director of Business Development for, Webcentric, Inc. and successively Network Commerce (1999-2000). Strategic Planning Associate for Koch Industries, Inc. (1998-1999).

Qualifications Relative to Service on the Company’s Board: Our Board concluded that Mr. Griffin is qualified to serve as a board member because of his history with the Company, his previous position as President of Martin Yale Group and his experience in product management, corporate development, investor relations and strategic planning. Mr. Griffin also holds a Master’s in Business Administration from the University of Michigan at Ann Arbor. Mr. Griffin’s board experience since 2007 included Stiga Sports AB, a Swedish sporting goods company and former 50% owned Escalade joint venture, through May 2018, Escalade International, Ltd. From 2007 through 2013 and Neoteric Industries, Inc. from 2009 through 2017.

Edward E. Williams

Nominee, Age 63, Director since 2004

Business Experience: Founder and President of Ballast Tools, Incorporated, a manufacturer of railway track maintenance equipment with locations in U.S. and Canada with worldwide distribution (since 1985). Vice President of Good Earth Tools, Inc., a specialty manufacturer of tungsten carbide protected wear parts located in Crystal City, Missouri (since 1984). Founder and President of Ever Extruder, LLC, a manufacturer and distributor of high production food processing equipment (since 2007).

Qualifications Relative to Service on the Company’s Board: Our Board concluded that Mr. Williams is qualified to serve as a board member because of his experience in entrepreneurial management, specifically in the manufacturing industry. In addition, Mr. Williams’ family owned one of the predecessor companies of Escalade, Incorporated, and Mr. Williams has a strong knowledge of the Company’s history. Mr. Williams brings a broad range of management, manufacturing, and sales skills to our Board. During his tenure on the Board, Mr. Williams has gained a good working knowledge of the Company that provides efficiency and continuity to our Board. He is considered an audit committee financial expert under SEC rules. Mr. Williams serves on the Company’s Audit Committee, serves as Chairman of the Company’s Compensation Committee and serves as Lead Independent Director of the Company’s Board of Directors.

While there is no reason to believe that any of the persons nominated will, prior to the date of the meeting, refuse or be unable to accept the nomination, should any person nominated so refuse or become unable to accept, it is the intention of the persons named in the proxy to vote for such other person or persons as the directors recommend.

The Board does not have a formal policy regarding director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most directors being able to attend the Annual Meeting. All directors attended the 2023 Annual Meeting in person.

With the exceptions of Messrs. Walter P. Glazer, Jr. and Patrick J. Griffin, who are executive officers of the Company, the Board has determined that all of the above named nominees meet the independence standards of Rule 5605(a)(2) of the National Association of Securities Dealers listing standards.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 1 relating to the election of directors.

ITEM NO. 2

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors proposes and recommends that the stockholders approve the selection by the Committee of FORVIS, LLP, formerly BKD, LLP, to serve as the Company’s independent registered public accounting firm for the Company for the Company’s fiscal year 2024. Action by the stockholders is not required by law in the appointment of an independent registered public accounting firm, but their appointment is submitted by the Audit Committee of the Board of Directors in order to give the stockholders a voice in the designation of auditors. If the proposal approving FORVIS, LLP as the Company’s independent registered public accounting firm is rejected by the stockholders, then the Committee will reconsider its choice of independent auditors. Even if the proposal is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Ratification of the appointment of FORVIS, LLP as our independent registered public accounting firm for 2024 requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. If you are a street name stockholder and do not vote your shares, your bank, broker or other nominee can vote your shares at its discretion on the proposal to ratify the appointment of the independent registered public accounting firm.

The Audit Committee of the Board of Directors unanimously recommends that you vote “FOR” Proposal 2 relating to the ratification of the appointment of the independent registered public accounting firm.

ITEM NO. 3

NON-BINDING VOTE ON COMPENSATION

OF NAMED EXECUTIVE OFFICERS

(SAY-ON-PAY)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s stockholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, commonly known as a “Say on Pay” proposal. The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Company’s Board of Directors or the Compensation Committee of the Board.

Although the vote is non-binding, the Company’s Board of Directors and the Compensation Committee of the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions affecting the Company’s named executive officers. Pursuant to our policy of providing annual advisory votes to approve executive compensation, we expect that our next vote to approve executive compensation will occur at our 2025 annual meeting and that our next vote to approve the frequency of such votes will occur at our 2025 annual meeting.

The primary goal of our executive compensation program is the same as our goal for operating the company – to maximize corporate performance and thereby create value for our stockholders. To achieve this goal we have designed an executive compensation program based on the following principles:

●	Paying for performance – A significant portion of each named executive’s potential cash compensation is made subject to achieving business performance measures.

●

Alignment with the interests of stockholders – Equity awards align our named executives’ financial interests with those of our stockholders by providing value to our executives if the market price of our stock increases.

●	Attracting and retaining top talent – The compensation of our executives must be competitive so that we may attract and retain talented and experienced executives in our industry.

For a detailed description of our executive compensation policies and programs, see “Compensation Discussion and Analysis”.

The Company’s stockholders are being asked to approve, by non-binding vote, the following resolution at the Annual Meeting of Stockholders:

Resolved, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our named executive officers resulting from our compensation objectives, policies and practices as described in this Proxy Statement.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 3 relating to the non-binding vote on compensation of named executive officers.

BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS, AND FUNCTIONS

The Board of Directors of the Company currently consists of six members. There are four independent members on the Board (Edward E. Williams, Katherine F. Franklin, Anita Sehgal, and Richard F. Baalmann, Jr.), and two members who currently serve as executive officers of the Company (Walter P. Glazer, Jr. and Patrick J. Griffin).

During 2023, all directors attended 100% of all regular meetings of the Board of Directors and the committees on which they served, except for Ms. Sehgal who was unable to attend one Board meeting. The Board of Directors had seven meetings and the independent directors held regular executive sessions in conjunction with four of the Board meetings. Mr. Williams serves as the Board’s Lead Independent Director, who chairs the executive sessions of the independent directors.

Stockholders may communicate directly with the Board of Directors in writing by sending a letter to the Board at: Escalade, Incorporated, 817 Maxwell Avenue, Evansville, Indiana 47711. All communications directed to the Board will be received and processed by the Company’s office of the Chief Financial Officer and will be transmitted to the Chairman of the Audit Committee without any editing or screening by such office.

Board Leadership Structure

The Board believes that the Company and our stockholders are best served by a Board that has the flexibility to establish a leadership structure that meets the Company’s needs at any particular point in time. Currently, Mr. Glazer, the Company’s Chief Executive Officer and President, is the Chairman of the Board, and Mr. Williams serves as the Lead Independent Director. The Board believes that this leadership structure is appropriate at this time given Mr. Glazer’s service as Chairman of the Board prior to becoming Escalade’s Chief Executive Officer and President and his ability to provide both strategic and operational leadership. The Board determined that Mr. Glazer’s Board leadership, coupled with strong oversight from our experienced Lead Independent Director and our other independent directors, well positions the Board to meet the challenges facing the Company and its management team and the expectations of our shareholders. Having an executive officer serve as the Chairman of the Board varies somewhat from past practices of the Company. The Board intends to monitor and evaluate the current Board leadership structure no less frequently than annually.

The independent directors meet in executive session on a regular basis, which sessions are chaired by the Lead Independent Director. Discussions of the specific topic(s) being considered in such executive sessions are typically led by the independent director who raises the topic.

Board Diversity

Escalade is committed to diversity and inclusion. The Board’s adoption of its board diversity policy in 2020 reflects that commitment. The below Board Diversity Matrix reports self-identified statistics for the Board in the format required by Nasdaq’s rules.

Board Diversity Matrix (as of February 28, 2024)
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	1	0	3
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	1	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	3

Risk Oversight of the Company

The Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board by monitoring company processes for management’s identification and control of key business, financial and regulatory risks. The Audit Committee receives a report from management annually regarding the Company’s assessment of risks and meets in executive session with the Chief Financial Officer each quarter. In addition, the Audit Committee reports regularly to the full Board, which also considers the Company’s risk profile. The Audit Committee and the full Board focus on the most significant risks facing the Company and review the Company’s risk appetite. In addition, the Audit Committee oversees and reviews the Company’s cybersecurity risks and the Nominating and Corporate Governance Committee guides the Board in identifying, understanding and evaluating environmental, social and governance (ESG) matters, although the full Board currently oversees risks relating to these matters. Management is responsible for the day-to-day risk management processes. The Company has structured the reporting relationship through the Chief Financial Officer who reports functionally to the Audit Committee. The Board believes this division of responsibilities is the most effective approach for addressing the risks facing the Company and the Board leadership structure supports this approach.

Code of Ethics

The Board of Directors has adopted the Escalade, Incorporated Code of Business Conduct and Ethics (“Code”) which may be found on the Company’s website at: www.escaladeinc.com/Code_of_Conduct.html. All employees, including executive officers, and directors of the Company are subject to compliance with the Code.

Committees

In 2023, the Company had three standing committees, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, each composed entirely of independent directors. Current committee assignments are detailed in the following table.

Name	Audit Committee (1)	Compensation Committee	Nominating & Corporate Governance Committee
Edward E. Williams	Member(1)	Chairman	--
Katherine F. Franklin	Member	Member	Chairman
Richard F. Baalmann, Jr.	Chairman(1)	--	Member
Anita Sehgal	--	Member	Member

(1)	Determined by the Board to be audit committee financial experts.

Audit Committee

The Audit Committee held four meetings in 2023. The Committee met with the independent auditors and management at the four meetings to review the interim financial information contained in each quarterly earnings announcement and the annual results. The main functions performed by the Audit Committee are to (1) review with the independent auditors their observations on internal controls of the Company and the competency of financial accounting personnel, (2) review with the Chief Financial Officer and independent auditors, the accounting for specific items or transactions as well as alternative accounting treatments and their effects on earnings, (3) engage the firm of independent certified public accountants to be hired by the Company and review that firm’s independence, and (4) approve all audit and non-audit services performed by the Company’s independent auditors. The Board of Directors has adopted a written charter for the Audit Committee which can be found on the Company’s website at: https://escaladeinc.com/governance-documents.

Compensation Committee

The Compensation Committee held four meetings in 2023 and held several informal sessions to review salaries and compensation levels within the Company. The Compensation Committee is also responsible for awards of stock options, restricted stock units, restricted stock and other equity incentives, whether granted under the Company’s 2017 Incentive Plan or otherwise. The Board of Directors has adopted a written charter for the Compensation Committee which can be found on the Company’s website at: https://escaladeinc.com/governance-documents.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held four meetings in 2023. The Nominating and Corporate Governance Committee is responsible for identifying and nominating candidates to serve on the Board of Directors and reviews, modifies and develops the Company’s corporate governance policies as the Committee deems necessary or appropriate. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which can be found on the Company’s website at: https://escaladeinc.com/governance-documents.

Director Compensation

During 2023, each non-employee director of Escalade, Incorporated received an annual retainer of $56,000. The Lead Independent Director received an additional annual fee of $20,000. Each member of the Audit Committee received an additional annual fee of $5,000, except for the Audit Committee Chairman who received $15,000. Each member of the Compensation Committee received an additional annual fee of $3,000, except for the Compensation Committee Chairman who received $15,000. Each member of the Nominating and Corporate Governance Committee received an additional annual fee of $3,000, except for the Nominating and Corporate Governance Committee Chairman, who received an additional annual fee of $15,000. Each non-employee board member received 5,300 restricted stock unit grants in 2023. The restricted stock units granted vest over two years (one-half one year from grant date and one-half two years from grant date), provided that the director is still with the Company. Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

Under the terms of the Escalade, Incorporated 2017 Incentive Plan, directors can elect to receive some or all of the fees earned in shares of the Company’s common stock. In 2023, there were 4,441 shares of common stock issued pursuant to the plan. Directors Baalmann, Franklin and Sehgal received a combination of cash and common stock. Director Williams received his fees in cash.

2023 Director Compensation

The following table summarizes the compensation earned by or awarded to each non-employee director who served on the Board of Directors during 2023. Compensation paid for 2023 to Mr. Glazer in his capacity as the Company’s Chief Executive Officer and President and to Mr. Griffin, the Company’s Vice President Corporate Development & Investor Relations is set forth in the “Executive Compensation - Summary Compensation Table.” Neither Mr. Glazer nor Mr. Griffin received any compensation in 2023 for service on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Equity Awards ($) (2)(3)	All Other Compensation ($)	Total ($)

Edward E. Williams	96,000	63,706	0	159,706
Richard F. Baalmann, Jr.	74,000	63,706	0	137,706
Katherine F. Franklin	79,000	63,706	0	142,706
Anita Sehgal	62,000	63,706	0	125,706

(1)

This column includes the fair value of common stock issued in lieu of cash compensation pursuant to the Escalade, Incorporated 2017 Incentive Plan. For Director Williams, all fees were paid in cash. For Director Baalmann, $59,200 was paid in cash, and $14,800 was paid in shares of common stock. For Director Franklin, $55,300 was paid in cash, and $23,700 was paid in shares of common stock. For Director Sehgal, $49,600 was paid in cash, and $12,400 was paid in shares of common stock.

(2)

The amount recorded in this column is the compensation cost of restricted stock units granted by the Company during the fiscal year under ASC Topic 718, Stock Compensation. The fair value of each grant is estimated on the date of grant using the closing price of the Company’s common stock on the date of grant.

(3)	As of December 31, 2023, independent directors Williams, Franklin, Sehgal and Baalmann each had 7,800 unvested restricted stock units.

2024 Director Compensation

In 2024, the Compensation Committee reviewed the compensation of the non-employee directors and recommended no changes to the annual retainer. The Compensation Committee intends to award restricted stock units to each non-employee board member in 2024. The restricted stock units will vest over two years (one-half one year from grant date and one-half two years from grant date), provided that the director is still with the Company. The number of restricted stock units to be awarded in 2024 had not yet been determined prior to the finalization of this Proxy Statement.

All other elements of compensation for the non-employee directors remain the same as in 2023.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter as adopted by the Board of Directors (“Board”), the Audit Committee of the Board (“Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Escalade. All of the Committee members are independent directors as defined under NASDAQ rules. During fiscal year 2023, the Committee met four times to discuss the interim financial information contained in each quarterly earnings announcement and the annual results with the Chief Financial Officer and independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence as required by the applicable requirements of the Public Company Accounting Oversight Board regarding FORVIS, LLP’s communications with the Audit Committee concerning independence, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed and considered whether the provision of non-audit services by the Company’s auditors is consistent with the auditors’ independence. The Audit Committee has determined that the provisions of such services are consistent with the auditors’ independence. The Committee also discussed with management, and the independent auditors the quality and adequacy of Escalade’s internal controls. The Committee reviewed with the independent auditors their audit plan, audit scope and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by the Public Company Accounting Oversight Board, including those described in Auditing Standard No. 1301, as amended, “Communications with Audit Committees,” with and without management present, and discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Committee reviewed the audited financial statements of Escalade as of and for the year ended December 31, 2023, with management and the independent auditors. Management has the responsibility for the preparation of financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that Escalade’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the Securities and Exchange Commission.

Richard F. Baalmann, Jr., Chairman	Katherine F. Franklin	Edward E. Williams

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis (“CD&A”). Based on that discussion, the Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2023.

Edward E. Williams, Chairman	Katherine F. Franklin	Anita Sehgal

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2023, all members of the Compensation Committee were independent directors and served the full year. No other director or executive officer of the Company serves on any board of directors or compensation committee of any entity that compensates any of Mr. Williams, Ms. Franklin, and Ms. Sehgal.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This section discusses the material components of the executive compensation programs for the named executive officers. We qualify as a "smaller reporting company" as defined in SEC rules and are providing the scaled disclosures permitted by applicable SEC rules and regulations.

Compensation Philosophy

The Company’s philosophy in setting compensation policies for its named executive officers is to align pay with performance, while at the same time providing competitive compensation that allows the Company to retain and attract executive talent. The Compensation Committee, composed entirely of independent directors, establishes, approves and evaluates the Company’s compensation policies applicable to the named executive officers.

Throughout this Proxy Statement, all references to the “named executive officers” means Walter P. Glazer, Jr., Stephen R. Wawrin and Patrick J. Griffin, the individuals identified under “EXECUTIVE COMPENSATION – Summary Compensation Table.” Mr. Glazer is the Company’s Chief Executive Officer and President, Mr. Wawrin is the Company’s Chief Financial Officer and Vice President Finance, and Mr. Griffin is the Company’s Vice President, Corporate Development and Investor Relations.

The Compensation Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in stockholder value. Consequently the Compensation Committee has adopted the following guidelines for use in evaluating executive compensation:

●	Provide a competitive total compensation package that enables the Company to attract and retain key executive talent;
●	Align all pay programs with the Company’s annual and long-term business strategies and objectives; and
●	Provide a mix of base and performance-leveraged variable compensation that directly links executive compensation to the performance of the Company and stockholder return.

Compensation Program; Mix of Pay Components

Consistent with the above philosophy, the Compensation Committee currently utilizes the following components of compensation for the Company’s named executive officers:

●	Base salary;
●	Annual incentive cash bonuses;
●	Long-term equity incentives, historically in the form of stock options and/or restricted stock units; and
●	Health, welfare and other benefits

Executive compensation is based on a pay-for-performance philosophy. Consequently, a significant portion of annual and long-term compensation for the named executive officers is at-risk. This provides additional upside potential and downside risk for the Company’s named executive officers, including the Chief Executive Officer and Chief Financial Officer, recognizing that the individuals serving in these roles have greater influence on the performance of the Company.

Other than employees working under a collective bargaining agreement, all employees of the Company, including the named executive officers, are employed at will.

Claw Back Policy

To ensure that the Company’s incentive programs for its executives do not provide incentives to take excessive risks that could have a material adverse impact on the Company, the Board of Directors adopted a Policy for Recovery of Incentive Compensation in February 2014, which policy was amended and restated in November 2023. Pursuant to the claw back rights established by the amended and restated policy, in the event of certain restatements of the Company’s financial statements, to the extent legal possible, the Company’s Compensation Committee will seek to recover from any director or officer receiving incentive-based compensation based on attainment of certain financial reporting measures in excess of what otherwise would have been awarded or paid. If the Company’s financial statements are required to be restated due to material noncompliance with any financial reporting requirement under the federal securities laws (other than a restatement due to a change in accounting rules) and such restatement results in a restatement of the financial reporting measures applicable to the award or that the Committee determines would have merited a lower payment based upon the restated financial results, then the Committee will recover the excess amount. These claw back rights apply to the three-year period preceding the Board’s or Committee’s conclusion that a restatement of financial statements is required or the three-year period prior to the date of the misconduct. Each director and officer who receives incentive-based compensation is required to certify in writing that he or she agrees to comply with the Company’s claw back policy.

Prohibitions on Hedging

The Company’s insider trading policy, among other things, prohibits our directors and officers from engaging in hedging or monetization transactions at any time. Hedging or monetization transactions could be accomplished through a number of possible mechanisms, including through the use of financial instruments such as variable forwards, equity swaps, collars, exchange funds, and various forms of derivative securities, all of which are prohibited transactions. The Company’s insider trading policy further prohibits purchases of Company stock on margin and buying or selling puts and calls relating to Company stock. The Company’s insider trading policy and procedures are set forth in the Escalade, Incorporated Confidentiality of Insider Information and Securities Trades by Company Personnel document, as most recently amended and restated in March 2024.

The Role of the Compensation Committee and Method of Determining Amount of Total Compensation

The Compensation Committee is responsible for the approval and administration of compensation programs for the named executive officers. The Committee focuses on the attraction and retention of key executives and, when making decisions, considers the Company’s compensation philosophy, the achievement of business goals set by the Company, the competitive environment in which the Company competes for talent, how the Company is positioned for the future, and recommendations made by the Company’s Chief Executive Officer. While the Committee primarily focuses on compensation for the named executive officers, the Committee also reviews the compensation of certain other key employees and the appropriateness and fairness of the allocation of annual incentive compensation among the participants in such plans.

For 2023, the Committee reviewed all compensation components for the Company’s named executive officers and together with the Board of Directors, reviewed and evaluated the level of performance of the Company and of each executive officer, including the Chief Executive Officer and Chief Financial Officer, in order to determine current and future appropriate compensation levels. In addition, the Committee conducted an annual review of the Company’s compensation philosophy to ensure that it remains appropriate given the Company’s strategic objectives.

The Committee annually reviews the results of the non-binding advisory say-on-pay proposal and takes the results into consideration when making executive compensation decisions. The Committee believes that the consistently high level of stockholder approval in the annual say-on-pay vote demonstrates alignment with stockholder interests.

Role of Executive Officers in Compensation Decisions

Consistent with the Committee’s past practices, Mr. Glazer, as the Company’s Chief Executive Officer, will make recommendations regarding the compensation for the Company’s Chief Financial Officer and the Vice President, Corporate Development and Investor Relations, but will not make recommendations for himself. Although the Committee considers recommendations by Mr. Glazer, the Committee retains full discretion to set all compensation for the Company’s named executive officers.

Base Salary

The Compensation Committee seeks to compensate the named executive officers competitively within the industry while at the same time designing compensation components that base a significant portion of total compensation on performance. In general, base salary levels are set at the beginning of each year at levels believed by the Compensation Committee to be sufficient to attract and retain qualified executives when considered with the other components of the Company's compensation structure. In establishing the base salaries, consideration is given to local market wage rates, cost of living adjustments, performance of the Company and the individual, and other factors, including any changes in level of responsibility. The Compensation Committee also subjectively reviews the individual performance of each named executive officer, based on the performance of the Company and the individual’s level of contribution towards that performance.

Accordingly, for fiscal 2023 the Compensation Committee established base salaries for the Company’s key executives with the intent to motivate performance by providing significant upside potential through incentive compensation and less on guaranteed compensation in the form of salaries. In establishing base salary levels for the named executive officers, the Compensation Committee reviews publicly available salary information of several similar sized public companies engaged in similar businesses in order to generally assess salary competitiveness. The Committee does not target any specific benchmark for base salary levels for Company’s named executive officers. The Compensation Committee considered the scope of and accountability associated with each executive officer’s position in addition to such factors as the performance and experience of each executive officer when setting base salary levels for fiscal 2024.

In 2023, the Compensation Committee set the base salaries for Mr. Glazer, the Company’s Chief Executive Officer, Mr. Wawrin, the Company’s Chief Financial Officer and Mr. Griffin, Vice President, Corporate Development and Investor Relations, at $515,000, $333,720 and $200,000 respectively.

For 2024, the Compensation Committee has determined that the base salaries for Mr. Glazer, Mr. Wawrin and Mr. Griffin will remain the same as in 2023.

Annual Cash Incentive Bonus

The Compensation Committee has established a profit incentive plan that provides for the payment of cash bonuses if certain performance targets are achieved. Under the plan, the Compensation Committee establishes target performance levels early in each fiscal year, subject to potential changes that the Committee may determine appropriate. The target bonuses for the Company’s named executives in fiscal year 2023 ranged from 100% to 130% of base salary. In conjunction with the completion of the Company’s annual audited financial statements, the bonus pool is finalized based on actual results achieved relative to the performance levels established by the Committee. Allocation of the bonus pool to individual executive officers is determined by the Compensation Committee based upon quantitative and qualitative assessments of the overall Company’s performance relative to the stated objectives, the Company’s strategic position, business performance, and the individual executive officer’s performance. The amount of the bonus pool allocated to the individuals participating in the profit incentive plan for fiscal year 2023 was based primarily upon their target percentages of Company revenues and profits. The Company’s claw back policy applies to all awards to officers under this plan.

For 2023, the business results exceeded the minimum threshold for generating a bonus pool. The Compensation Committee evaluated financial, strategic and operational objectives and accomplishments for Mr. Glazer and approved a performance bonus of $181,323. After consultation with Mr. Glazer, the Compensation Committee evaluated financial, strategic and operational objectives and accomplishments for the Chief Financial Officer and the Vice President, Corporate Development and Investor Relations. The Committee approved a performance bonus of $124,728 for Mr. Wawrin and $65,000 for Mr. Griffin.

Long Term Equity Incentives

Each year, the Compensation Committee determines the amount and character of any long term equity incentive grants to the Company’s executive officers and other eligible employees. The Committee considers equity grants to be an effective incentive to encourage stock ownership by officers and key employees increasing their proprietary interest in the success of the Company, while at the same time discouraging excessive risk through the implementation of the Company’s claw back policy. In February 2023, the Compensation Committee approved restricted stock units under the 2017 Incentive Plan for Mr. Glazer, Mr. Wawrin, and Mr. Griffin as part of the Compensation Committee’s annual consideration of appropriate incentive equity awards. The Company granted, as of March 3, 2023, 83,310 restricted stock units to Mr. Glazer, 8,331 restricted stock units to Mr. Wawrin and 5,550 restricted stock units to Mr. Griffin. The restricted stock units granted vest over three years (one-third one year from grant date, one-third two years from grant date, and one-third three years from grant date), provided that the named executive is still employed by the Company on the vesting date.

The Compensation Committee intends to award restricted stock units under the 2017 Incentive Plan to Mr. Glazer, Mr. Wawrin, and Mr. Griffin in 2024 as part of the Compensation Committee’s annual consideration of appropriate incentive equity awards. The restricted stock units will vest over three years (one-third one year from grant date, one-third two years from grant date, and one-third three years from grant date), provided that the named executive continues to serve as an employee, director or consultant of the Company on the vesting date. The number of restricted stock units to be awarded in 2024 had not yet been determined prior to the finalization of this Proxy Statement.

Health, Welfare and Other Benefits

The Company provides medical, life, 401(k) plan and similar benefits to all of its salaried employees, including the named executive officers. None of these benefits discriminate in scope, terms or operation in favor of the named executive officers.

Tax and Accounting Considerations

As necessary, the Compensation Committee reviews accounting and tax laws, rules and regulations that may affect the Company’s compensation plans, although tax and accounting considerations have not significantly impacted the compensation programs offered to the Company’s executives. Beginning in November 2017 upon the effectiveness of certain federal tax law changes, Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation for certain executives to $1 million per year. Prior to such time, compensation amounts in excess of $1 million per year were deductible to the extent such compensation constituted “performance-based compensation.” The Compensation Committee continues to believe it is important to align with the interests of the Company’s executives with those of the Company’s stockholders by imposing performance criteria on certain elements of compensation. However, the Compensation Committee is not limited to paying compensation that is fully deductible and retains the flexibility to consider factors other than tax and accounting considerations in structuring compensation programs and awards.

EXECUTIVE OFFICERS OF THE REGISTRANT

The table presented below lists the names and ages of all of the executive officers as of the date of this Proxy Statement, indicating all positions and offices held by each person.

Name	Age as of April 1, 2024	Offices and Positions Held	First Elected as an Executive Officer
Walter P. Glazer, Jr.	65	CEO and President	02/2021
Stephen R. Wawrin	50	V.P. Finance, CFO & Secretary	12/2014
Patrick J. Griffin	54	V.P., Corporate Development & Investor Relations	02/2011

Mr. Glazer joined the Company as a Director in 2015 and has served in that role since. On February 19, 2021, Mr. Glazer agreed to become Interim Chief Executive Officer and President. Effective January 1, 2022, Mr. Glazer became the full-time Chief Executive Officer and President. Mr. Glazer had been Founder and Chief Executive Officer of Speedball Art Products Company, a manufacturer and worldwide distributor of fine art materials (1997-2021).

Mr. Wawrin joined the Company as Corporate Controller in April 2005. From 2008-2015, Mr. Wawrin served as Vice President–Finance and Administration for Escalade’s Sporting Goods business. Effective as of the first day of the Company’s 2015 fiscal year, Mr. Wawrin was promoted to become the Company’s Chief Financial Officer, Vice President Finance, and Secretary. Prior to joining Escalade, he practiced public accounting with BKD, LLP (now FORVIS, LLP) (1999-2005).

Mr. Griffin joined the Company in 2002. He was also employed with the Company from 1993-1995. Since 2002, Mr. Griffin has advanced in the organization, serving in successive product management roles at Escalade Sports until 2006, when he became Vice President Sales and Marketing for Martin Yale International. He was named President of Martin Yale Group in 2009. In August 2012, he accepted the position of Vice President, Corporate Development and Investor Relations of the Company.

All such persons have been elected to serve until the next annual election of officers, or until their earlier resignation or removal. As previously disclosed, and as mentioned under “ELECTION OF DIRECTORS” and “EXECUTIVE COMPENSATION – Potential Payments upon Termination or Change in Control.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation of the named executive officers of the Company for 2023 and 2022:

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)	Stock Awards ($)	Option Awards ($)	Restricted Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)	(k)

Walter P. Glazer, Jr. President & Chief Executive Officer	2023 2022	511,211 500,004	- -	- 282,171	- -	1,064,702 1,895,175	(1)	181,323 -	- -	501 33,431	1,757,737 2,710,781

Stephen R. Wawrin Chief Financial Officer, Vice President Finance and Secretary	2023 2022	331,670 321,149	- -	- -	- -	106,470 100,275		124,728 193,657	- -	15,506 15,270	578,374 630,351

Patrick J. Griffin Vice President, Corporate Development & Investor Relations	2023 2022	196,286 182,796	- -	- 113,001	- -	70,929 66,850		65,000 -	- -	10,910 11,611	343,125 374,258

(1)

Includes a one-time grant of 54,152 restricted stock units awarded to Mr. Glazer in connection with his agreement to become the Company’s full-time Chief Executive Officer and President, and the first award of restricted stock units (75,000 RSUs) for his service in that role.

Column (c) - Salary

Amounts recorded in this column reflect the annual salary paid during the year noted in column (b). Mr. Glazer’s employment as the Company’s Interim President and Chief Executive Officer commenced on February 19, 2021 and he became the full time President and Chief Executive Officer effective January 1, 2022.

Column (d) – Cash Bonuses

Amounts recorded in this column reflect cash bonuses paid in addition to amounts paid in connection with the annual cash incentive program noted in column (h). See “CD&A – Annual Cash Incentive Bonus” for more information.

Column (e) – Stock Awards

Amounts recorded in this column reflect shares of stock paid as compensation. Mr. Glazer and Mr. Griffin elected to receive their 2022 annual cash incentive bonus in shares of Company common stock in lieu of cash.

Column (f) – Option Awards

The amount recorded in this column is the compensation cost granted by the Company during the fiscal year indicated in column (b) under ASC Topic 718, Stock Compensation.

Column (g) – Restricted Stock Awards

The amount recorded in this column is the compensation cost granted by the Company during the fiscal year indicated in column (b) under ASC Topic 718, Stock Compensation. The fair value of each grant is estimated on the date of grant using the closing price of the Company’s common stock on the date of grant if vesting is based solely on time. The fair value of restricted stock units granted is detailed below for the years associated with the costs recorded in the table:

	2023	2022
Weighted average market closing price on date of grant for restricted stock units where vesting is time based.	$12.78	$14.56
Weighted average market closing price on date of grant for restricted stock awards where vesting is time based.	-	-

Column (h) – Non-Equity Incentive Plan Compensation

See “CD&A – Annual Cash Incentive Bonus” for a description of the Incentive Compensation Plan. Amounts shown for 2022 were paid to the named executive officers in March 2023. Mr. Glazer and Mr. Griffin elected to receive their 2022 annual cash incentive bonus in stock in lieu of cash, as reported in column (e). Amounts shown for 2023 were paid to the named executive officers in March 2024.

Column (i) - Change in Pension Value and Nonqualified Deferred Compensation Earnings

See “Nonqualified Deferred Compensation”.

Column (j) – All Other Compensation

All other compensation includes the following:

Name	401(k) Matching Contribution	Life Insurance and Supplemental Long Term Disability	Travel Reimbursements (1)	Total All Other Compensation

2023
Walter P. Glazer, Jr.	-	501	-	501
Stephen R. Wawrin	14,274	1,232	-	15,506
Patrick J. Griffin	10,181	729	-	10,910

2022
Walter P. Glazer, Jr.	-	1,431	32,000	33,431
Stephen R. Wawrin	14,077	1,193	-	15,270
Patrick J. Griffin	10,932	679	-	11,611

(1)

The Company partially reimbursed Mr. Glazer for costs associated with his air travel and other expenses incurred in connection with commuting to and from Evansville while retaining his primary residence.

Outstanding Equity Awards at Fiscal Year End

The following table outlines outstanding long-term equity-based incentive compensation awards for the Company’s named executive officers as of December 31, 2023.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (# ) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Share) (1)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (2)
Walter P. Glazer, Jr.	-	-	-	-	- 169,412	- 3,403,487
Stephen R. Wawrin	-	-	-	-	- 14,363	- 288,553
Patrick J. Griffin	-	-	-	-	- 9,916	- 199,212

(1)	The option exercise price is equal to the closing market price on the date the options were granted.
(2)	The amounts set forth in this column equal the number of unvested restricted stock units multiplied by the closing market price of the underlying common stock ($20.09) on December 31, 2023.

Nonqualified Deferred Compensation

The Company does not currently maintain any nonqualified deferred compensation plans.

Potential Payments upon Termination or Change in Control

Other than benefits that are generally available to all other salaried employees of the Company, the named executive officers have no agreements that would provide them with any cash payments upon termination of employment with the Company.

Upon a change in control of the Company, as defined in the Escalade, Incorporated 2017 Incentive Plan (approved by the Company’s stockholders at the 2017 annual meeting), the vesting of all outstanding restricted stock unit awards would be accelerated if not assumed or substituted for by the resulting company. Based upon the closing stock price of the Company’s common stock as of December 31, 2023 ($20.09), Mr. Glazer, Mr. Wawrin, and Mr. Griffin would potentially receive value for unvested stock awards of approximately $3,891,252. Mr. Glazer’s awards have a value of $3,403,487, Mr. Wawrin’s awards have a value of $288,553, and Mr. Griffin’s awards have a value of $199,212. All restricted stock units expire on or before March 3, 2026. The potential value of unvested stock awards is computed as the closing stock price multiplied by the number of shares.

PAY VERSUS PERFORMANCE

Pay vs. Performance Table

The following table reports the compensation of the Company’s Principal Executive Officer (“PEO”), referred elsewhere in this Proxy Statement as our Chief Executive Officer and President, and the average compensation of the Company’s other named executive officers as reported in the Summary Compensation Table under “EXECUTIVE COMPENSATION” for the past two fiscal years, as well as their “compensation actually paid” as calculated pursuant to Item 402(v) of Regulation S-K as adopted by the SEC and certain performance measures required thereunder.

Fiscal Year[1]	Summary Compensation Table Total for Walter P. Glazer, Jr., Principal Executive Officer (PEO-1)[2]		Compensation Actually Paid to PEO-1		Summary Compensation Table Total for Scott J. Sincerbeaux, Principal Executive Officer (PEO-2)[3]	Compensation Actually Paid to PEO-2		Average Summary Compensation Table Total for non-PEO Named Executive Officers (NEOs)[4]	Average Compensation Actually Paid to NEOs		Value of initial fixed $100 investment based on Total Shareholder Return[5]	Company Net Income for the Fiscal Year
2023	$1,757,737		$3,299,422	[6]	N/A	N/A		$460,750	$577,249	[6]	$100.05	$9,829,000
2022	$2,710,781	[7]	$2,110,565	[8]	N/A	N/A		$502,305	$438,011	[8]	$52.28	$17,989,000
2021	$964,687		$1,038,574	[9]	$582,138	$(609,875)	[9]	$554,052	$481,842	[9]	$74.92	$24,405,000

1 The Company’s 2023, 2022 and 2021 fiscal years ended on December 31, 2023, December 31, 2022 and December 25, 2021, respectively. All numbers reported in this table relate to the applicable fiscal year. Beginning January 1, 2023, the Company changed its fiscal year to be the calendar year.

2 Mr. Glazer served as the Company’s interim Chief Executive Officer and President from February 19, 2021 through December 31, 2021. Effective January 1, 2022, Mr. Glazer became the Company’s full time Chief Executive Officer and President.

3Mr. Sincerbeaux served as the Company’s Chief Executive Officer and President until February 19, 2021.

4 The non-PEO named executive officers in each of the Company’s 2021, 2022 and 2023 fiscal years were Stephen R. Wawrin, the Company’s Chief Financial Officer, Vice President Finance, and Secretary, and Patrick J. Griffin, the Company’s Vice President, Corporate Development and Investor Relations.

5 Calculated based upon the closing price of a share of the Company’s common stock on the last day of its 2020, 2021, 2022 and 2023 fiscal years, which prices were $21.69, $15.69, $10.18 and $20.09, respectively.

6 The amounts reported as “Compensation Actually Paid” in 2023 to Messrs. Glazer, Wawrin and Griffin have been calculated in accordance with Item 402(v) of SEC Regulation S-K. As required by Item 402(v), the following adjustments were made to each such individual’s 2023 total compensation in order to compute “compensation actually paid”:

	Walter P. Glazer, Jr. (PEO-1)	Average NEOs
Total Compensation Reported in Summary Compensation Table(a)	$1,757,737	$460,750
Minus Fair Value of Equity Awards made in 2023(b)	(1,346,873)	(145,200)
Plus Fair Value of Equity Awards granted in 2023 that are outstanding and unvested at end of 2023(c)	1,673,698	139,435
Plus Change in Fair Value of Equity Awards granted prior to 2023 that are outstanding and unvested at end of 2023(d)	853,271	51,522
Plus Fair Value of Equity Awards granted in 2023 that vested in 2023	282,171	56,500
Plus Change in Fair Value of Equity Awards granted prior to 2023 that vested in 2023(e)	79,418	14,242
Minus Fair Value of Equity Awards granted prior to 2023 that failed to meet applicable vesting conditions	0	0
Total	$3,299,422	$577,249

(a) See Column (k) of Summary Compensation Table under “EXECUTIVE COMPENSATION.”

(b) See Columns (e) and (g) of Summary Compensation Table under “EXECUTIVE COMPENSATION.”

(c) Calculated based on 12/31/23 stock price ($20.09).

(d) Calculated based on difference between 12/31/23 stock price ($20.09) and 12/31/22 stock price ($10.18).

(e) Calculated based on difference between vesting date stock price and 12/31/22 stock price ($10.18).

7 Includes $892,425 in restricted stock units awarded to Mr. Glazer as a one-time incentive in connection with his agreement to become the Company’s full time Chief Executive Officer and President.

8 The amounts reported as “Compensation Actually Paid” in 2022 to Messrs. Glazer, Wawrin and Griffin have been calculated in accordance with Item 402(v) of SEC Regulation S-K. As required by Item 402(v), the following adjustments were made to each such individual’s 2022 total compensation in order to compute “compensation actually paid”:

	Walter P. Glazer, Jr. (PEO-1)	Average NEOs
Total Compensation Reported in Summary Compensation Table(a)	$2,710,781	$502,305
Minus Fair Value of Equity Awards made in 2022(b)	(1,895,175)	(83,563)
Plus Fair Value of Equity Awards granted in 2022 that are outstanding and unvested at end of 2022(c)	1,314,767	63,625
Plus Change in Fair Value of Equity Awards granted prior to 2022 that are outstanding and unvested at end of 2022(d)	(9,185)	(24,231)
Plus Fair Value of Equity Awards granted in 2022 that vested in 2022	0	0
Plus Change in Fair Value of Equity Awards granted prior to 2022 that vested in 2022(e)	(10,623)	(20,125)
Minus Fair Value of Equity Awards granted prior to 2022 that failed to meet applicable vesting conditions	0	0
Total	$2,110,565	$438,011

(a) See Column (k) of Summary Compensation Table under “EXECUTIVE COMPENSATION.”

(b) See Columns (e) and (g) of Summary Compensation Table under “EXECUTIVE COMPENSATION.”

(c) Calculated based on 12/31/22 stock price ($10.18).

(d) Calculated based on difference between 12/31/22 stock price ($10.18) and 12/25/21 stock price ($15.69).

(e) Calculated based on difference between vesting date stock price and 12/25/21 stock price ($15.69).

9 The amounts reported as “Compensation Actually Paid” in 2021 to Messrs. Glazer, Sincerbeaux, Wawrin and Griffin have been calculated in accordance with Item 402(v) of SEC Regulation S-K. For purposes of this footnote 9, except as otherwise noted, see the Company’s 2023 Proxy Statement for all references to the Summary Compensation Table under “EXECUTIVE COMPENSATION”. As required by Item 402(v), the following adjustments were made to each such individual’s 2021 total compensation in order to compute “compensation actually paid”:

	Walter P. Glazer, Jr. (PEO-1)		Scott J. Sincerbeaux (PEO-2)		Average NEOs
Total Compensation Reported in Summary Compensation Table(a)	$964, 687		$582,138	(b)	$554,052
Minus Fair Value of Equity Awards made in 2021(c)	(69,126)	(d)	0		(64,190)
Plus Fair Value of Equity Awards granted in 2021 that are outstanding and unvested at end of 2021(e)	52,295		0		48,561
Plus Change in Fair Value of Equity Awards granted prior to 2021 that are outstanding and unvested at end of 2021(f)	(15,000)		0		(54,510)
Plus Fair Value of Equity Awards granted in 2021 that vested in 2021(g)	108,007	(h)	0		0
Plus Change in Fair Value of Equity Awards granted prior to 2021 that vested in 2021(i)	(2,289)		(25,546)		(2,071)
Minus Fair Value of Equity Awards granted prior to 2021 that failed to meet applicable vesting conditions(j)	0		(1,166,467)	(k)	0
Total	$1,038,574		$(609,875)		$481,842

(a) See Column (k) of Summary Compensation Table under “EXECUTIVE COMPENSATION” for Messrs. Glazer, Wawrin and Griffin. See Column (k) of Summary Compensation Table under “EXECUTIVE COMPENSATION” of the Company’s 2022 Proxy Statement as relates to Mr. Sincerbeaux.

(b) Includes $435,373 in salary for Mr. Sincerbeaux, which was the amount owed to him for the full 2021 fiscal year pursuant to his Executive Severance Agreement.

(c) See Column (g) of Summary Compensation Table under “EXECUTIVE COMPENSATION” for Messrs. Glazer, Wawrin and Griffin. See Column (g) of Summary Compensation Table under “EXECUTIVE COMPENSATION” of the Company’s 2022 Proxy Statement as relates to Mr. Sincerbeaux.

(d) Consists of restricted stock units issued to Mr. Glazer for service as a non-employee director of the Company in 2021.

(e) Calculated based on 12/25/21 stock price ($15.69).

(f) Calculated based on difference between 12/25/21 stock price ($15.69) and 12/26/20 stock price ($21.69).

(g) Calculated based on vesting date stock price.

(h) Consists of shares of Company stock issued to Mr. Glazer in lieu of cash for services as a non-employee director of the Company in 2021.

(i) Calculated based on difference between vesting date stock price and 12/26/20 stock price ($21.69).

(j) Calculated based on 12/26/20 stock price ($21.69).

(k) Consists of awards of restricted stock and restricted stock units that were forfeited in 2021 upon Mr. Sincerbeaux’s cessation of service as the Company’s Chief Executive Officer and President.

Relationship Between Compensation Actually Paid and Presented Company Performance Measures

Compensation Actually Paid. The amounts of “Compensation Actually Paid” shown in the above Pay vs. Performance Table have been calculated as required by Item 402(v) of SEC Regulation S-K. Such calculated amounts do not represent the actual amount of compensation earned by or paid to such individuals in the fiscal years shown. Item 402(v) also requires that the Company’s total shareholder return (TSR) and net income for each of the fiscal years shown be included in the Pay vs. Performance Table as Company performance measures. While the Compensation Committee considers TSR and net income in determining executive compensation, the Committee also utilizes various other performance measures in seeking to align executive compensation with the Company’s performance as well as certain subjective measures, all as described in more detail under “Compensation Discussion and Analysis (CD&A).”

Relationship Between Compensation Actually Paid, TSR and Net Income. As discussed below in more detail, the Company believes that “compensation actually paid” with respect to its named executive officers generally aligns with the Company’s TSR and net income in fiscal years 2023, 2022 and 2021. In fiscal year 2023, the Company’s TSR increased significantly due to the Company’s stock price at December 31, 2023 being approximately 1.97 times the Company’s stock price at December 31, 2022. On the other hand, the Company’s net income in fiscal year 2023 decreased by approximately 45% compared to fiscal year 2022. Because executive officer compensation is substantially related to stock performance, “compensation actually paid” likewise substantially increased overall notwithstanding that the cash incentives paid to executive officers for fiscal year 2023 significantly decreased. In fiscal years 2022 and 2021, the relationship between the “compensation actually paid” to the Company’s Principal Executive Officers and the presented performance measures is impacted by the fact that the Company experienced a change in its Principal Executive Officer in 2021. That change resulted in certain severance payments to, and forfeitures of certain equity incentive awards by, Mr. Sincerbeaux, the former Principal Executive Officer, in 2021 and in certain one-time equity incentive awards to Mr. Glazer, the new Principal Executive Officer, in 2022. Because Mr. Sincerbeaux served as the Company’s Principal Executive Officer for less than two months in fiscal year 2021, changes in the Company’s TSR and net income for fiscal years 2021 and 2022 did not have any direct relationship on the amounts paid to Mr. Sincerbeaux as those amounts were fixed pursuant to the terms of contractual arrangements entered into with him in 2020.

The Company’s cumulative total shareholder return increased by approximately 91% in fiscal year 2023 compared to fiscal year 2022, which increase followed an approximately 30% decline in TSR in fiscal year 2022 compared to fiscal year 2021. Net income for fiscal year 2023 decreased approximately 45% compared to fiscal year 2022, which decrease followed an approximately 26% decline in net income compared to fiscal year 2021. Accordingly, there does not appear to be a direct correlation between the Company’s TSR and net income, particularly with respect to fiscal year 2023.

For fiscal year 2023 compared to fiscal year 2022, the “compensation actually paid” to Mr. Glazer, the Company’s Chief Executive Officer and President, increased approximately 56% and the average “compensation actually paid” to the Company’s non-PEO executive officers increased approximately 32%. These increases are attributable to their stock-based incentive compensation given that the Company’s year over year stock price increased to $20.09 from $10.18. The potential value of their respective outstanding equity awards increased materially as shown above in the footnotes to the Pay vs. Performance Table. However, the cash incentive compensation paid for fiscal year 2023 compared to fiscal year 2022 decreased by approximately 36% for Mr. Glazer and by approximately 39% for the non-PEO executive officers.

With respect to fiscal year 2022 compared to fiscal year 2021 the “compensation actually paid” to Mr. Glazer increased due in part to a one-time award of restricted stock units in connection with his agreement to become the Company’s full-time Chief Executive Officer and President and his first award of restricted stock units received for his service in that role. The average “compensation actually paid” to the Company’s non-PEO named executive officers decreased approximately 9% in 2022 compared to 2021. The annual cash incentive compensation paid to Mr. Glazer in 2022 decreased approximately 37% compared to 2021 and the average annual incentive compensation paid to the Company’s non-PEO named executive officers in 2022 decreased approximately 34% compared to 2021. Also, with respect to fiscal year 2022, the value of their respective outstanding equity awards decreased substantially as shown above in the footnotes to the Pay vs. Performance Table given that the Company’s year over year stock price decreased to $10.18 from $15.69.

Accordingly, notwithstanding that the Company’s TSR and net income are not necessarily in direct alignment, the Company believes that the amount of “compensation actually paid” bears a significant correlation to the Company’s total shareholder return, particularly as to stock-based incentive compensation, and to the Company’s net income, particularly as to cash incentive compensation, for the fiscal years shown above.

INDEPENDENT PUBLIC ACCOUNTING FIRM

The independent public accounting firm of FORVIS, LLP, formerly BKD, LLP, (the “Auditors”) was engaged by the Company’s Audit Committee to audit the Company’s consolidated financial statements for the year ended December 31, 2023. FORVIS, LLP has served as independent auditors for the Company since 1977. Audit services performed by FORVIS, LLP during the fiscal year most recently completed included examinations of the financial statements of the Company, services related to filings with the Securities and Exchange Commission and consultations on matters related to accounting. Representatives of FORVIS, LLP are expected to be present at the 2024 Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Escalade, Incorporated for the fiscal years ended December 31, 2023 and December 31, 2022 by the Company’s principal accounting firm, FORVIS, LLP.

	2023		2022
Audit Fees	$787,404	(1)	$431,375
Audit-Related Fees	10,100		9,600
Tax Fees	--		--
All Other Fees	--		--
Total	$797,504		$440,975

(1)	As of March 20, 2024, the Company had been billed $737,404 for the 2023 audit. The Company expects that FORVIS, LLP subsequently will bill an additional amount of approximately $50,000.

Audit Fees. Fees for audit services consist of:

●	Audit of the Company’s annual financial statements.
●

Audit services associated with Rule 404 of the Sarbanes-Oxley Act of 2002, which requires the independent registered accounting firm to audit Management’s evaluation of internal controls over financial reporting as of the end of the fiscal year. The auditor’s opinion is contained in the 2023 Annual Report.

●	Reviews of the Company’s quarterly financial statements.
●	Statutory and regulatory audits, consents and other services related to SEC matters.

Audit-Related Fees. Fees for audit-related services consist of financial accounting and reporting consultation. The Company has not employed FORVIS, LLP for any audit-related services in 2023 or 2022 other than for the audit of the Company’s 401(k) Plan.

Tax Fees. Fees for tax services consist of professional services rendered by FORVIS, LLP related to corporate income tax return preparation, compliance and advice. The Company does not employ FORVIS, LLP to perform tax compliance services.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except as described below. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitute no more than 5% of the total amount of revenues paid by the Company to the auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. No services were provided by FORVIS, LLP pursuant to these exceptions.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Audit Committee of the Board of Directors is charged with the responsibility to review and pre-approve all related party or affiliate transactions between the Company and its directors, executive officers, employees and/or their affiliates or in which any such persons directly or indirectly are interested or may benefit. The Company currently has no agreements, arrangements, transaction or similar relationship with any of its directors or executive officers.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our stock, to file reports of ownership and changes in ownership with the SEC. The Company believes that, for the period from January 1, 2023 through December 31, 2023, its executive officers and directors complied with all filing requirements applicable to them with one exception. On February 26, 2024, the Company filed a late Form 4 on behalf of Ms. Franklin regarding a gift of shares of Company common stock that she received in December 2023.

OTHER SECURITIES FILINGS

The information contained in this Proxy Statement under the headings "Report of Compensation Committee,” “Report of the Audit Committee” and “Pay Versus Performance” are not, and should not be deemed to be, incorporated by reference into any prior filings by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that purport to incorporate future filings or portions thereof by reference (including this Proxy Statement).

STOCKHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING

In order to be included in the Company’s proxy materials for the 2025 Annual Meeting of Stockholders, a stockholder proposal or a stockholder nomination for director must be in writing and received by the Company’s Secretary at the principal executive offices in Evansville, Indiana by the close of business on February 7, 2025. Submission of a proposal or nomination before the deadline does not guarantee its inclusion in the proxy materials.

Under the Company’s Bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of the Board of Directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of the Company’s Bylaws as in effect from time to time. To be timely under the Bylaws as now in effect, a stockholder notice must be delivered or mailed to the Secretary at the principal executive offices not less than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Stockholder proposals for the 2024 Annual Meeting must be received by February 7, 2025. However, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to such anniversary date or delayed more than sixty (60) days after such anniversary date, then to be timely such notice must be received no later than the later of ninety (90) days prior to the date of the meeting or the tenth day following the day on which public announcement of the date of the meeting was made. Please refer to the full text of the Company’s advance notice Bylaw provisions for additional information and requirements.

In addition to satisfying the advance notice requirements under the Company’s Bylaws as described above, to comply with the SEC’s universal proxy rules, a person who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by SEC Rule 14a-9(b) under the Exchange Act. Such notice must be received no later than 60 calendar days prior to the anniversary of the previous year's annual meeting. For any such director nominee to be included on our proxy card for the 2025 Annual Meeting, the Company’s Secretary must receive notice under SEC Rule 14a-19 no later than March 9, 2025.

OTHER BUSINESS

The Company is not aware of any matters that will be presented at the 2024 Annual Meeting other than the election of directors, ratification of auditors and approval, by non-binding vote, of the compensation of the Company’s named executive officers. No other matters have been presented to the Company in accordance with the Company’s Bylaws. However, if any other proposal that requires a vote would be properly presented at the 2024 Annual Meeting, the persons named in the Company’s proxy for the 2024 Annual Meeting will be allowed to exercise their discretionary authority to vote upon such proposal without the matter having been discussed in this Proxy Statement. Only such proposals as are (1) required by Securities and Exchange Commission Rules, and are (2) permissible stockholder motions under the General Corporation Law of the State of Indiana and the Company’s Bylaws will be included on the Company’s annual meeting docket. If any matters properly come before the 2024 Annual Meeting, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment and interest of the Company.

By order of the Board of Directors

/s/ Stephen R. Wawrin

VP Finance, CFO & Secretary

ESCALADE, INCORPORATED
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01) Walter P. Glazer, Jr. 02) Katherine F. Franklin 03) Edward E. Williams 04) Richard F. Baalmann, Jr 05) Patrick J. Griffin

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratify the appointment of FORVIS, LLP, as the independent registered public accounting firm for Escalade, Incorporated for 2024.	☐	☐	☐
3. To approve, by non-binding vote, the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

ESCALADE, INCORPORATED
Annual Meeting of Stockholders
May 8, 2024
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Walter P. Glazer, Jr. and Edward E. Williams, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Escalade, Incorporated Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 8, 2024, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

0000628656_2 R1.0.0.6

Continued and to be signed on reverse side